NEWS FOR IMMEDIATE RELEASE

Contact: Richard D. Pollock, President (330-753-4545)

                       RVM INDUSTRIES TO CEASE OPERATIONS

AKRON, Ohio (Feb. 21, 2002) - RVM Industries Inc. Chairman Jacob "Jerry" Pollock announced today the intention of the company to sell the assets of its one remaining subsidiary, Signs and Blanks, Inc., and cease RVM's operations. Management is unable to state when the sale of these assets will be completed or the price that will be obtained. It is anticipated that all proceeds from the sale of Signs and Blanks, Inc. and any other assets of the company will be used to repay RVM's senior debt. As the company winds down its operations, its shares will have little or no value to RVM stockholders, and it is unlikely the company will be able to repay debt to related parties.

In its recent filings with the Securities and Exchange Commission, RVM has reported material changes in its financial condition, including the repeated restructuring of its debt. The company has attempted to deal with its fiscal problems by selling off assets, including the sale of the extrusion assets of its subsidiary, Albex Aluminum, Inc., on December 19, 2001, and the sale of the assets of its former subsidiary, Ravens, Inc., on November 14, 2001. However, substantial debt payments are due on March 31, 2002, and management does not believe RVM will be able to make those payments or further restructure its debt under acceptable terms. Under the circumstances, it would be unrealistic to believe the company could continue to operate successfully, thus prompting management's decision to cease RVM's operations at the earliest practicable date.

RVM Industries Inc. (OTCBB: RVMI) is a holding company. Its sole remaining subsidiary, Signs and Blanks Inc., is a manufacturer of aluminum control and safety signs.